EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-108335) pertaining to the 2003 Stock Incentive Plan of Ashford Hospitality Trust, Inc. of our reports on the Dunn Properties, dated October 1, 2004, with respect to the combined historical summary of revenue and direct operating expenses of these properties included in this current report on Form 8-K/A filed with the Securities and Exchange Commission.

/s/ Holland Shipes Vann, P.C.

Atlanta, Georgia
October 1, 2004